UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

TAKUNG ART CO., LTD

(Exact name of registrant as specified in its charter)

Delaware	333-176329	26-4731758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat/RM 03-04 20/F Hutchison House

10 Harcourt Road, Central, Hong Kong

(Address of Principal Executive Offices)

Registrant’s telephone number: +852 3158-0977

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2016, the Board of Directors (the “Board”) of Takung Art Co., Ltd. (the “Company”) appointed Mr. John Levy to serve as director of the Company.

Pursuant to his offer letter, Mr. Levy will be eligible to participate in the Company’s non-executive director compensation program, under which he will receive an annual cash compensation of $40,000 for serving as a director and an additional $10,000 cash payment if he serves as the chairman of any Board committee. He will also be entitled to receive 5,000 restricted shares of common stock of the Company every year, which shares will vest in four equal quarterly installments. The Company will reimburse him reasonable and properly documented expenses in connection with the performance of their responsibilities.

Mr. Levy, 60, is Chief Executive Officer and principal consultant for Board Advisory, a consulting firm established to assist public companies, or companies aspiring to be public with corporate governance, corporate compliance, ethics, financial reporting and financial strategies. Mr. Levy is a recognized corporate governance and financial reporting expert with over 30 years of progressive financial, accounting and business experience, including nine years in public accounting with three national accounting firms and having served as Chief Financial Officer of both public and private companies for over 13 years. Mr. Levy is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Mr. Levy serves on the Board of Directors of three public companies. Mr. Levy currently serves as non-executive Chairman of the Board of Directors of Applied Minerals Inc., a materials company focused on halloysite, a specialty clay. He is also a member of the Board of Directors of Applied Energetics, Inc. and China Commercial Credit, Inc. From September 2010 to October 2012, Mr. Levy was a Board Member and Audit Committee Member of Fortune 500 company, Brightpoint, Inc., a global leader in providing supply chain solutions to leading stakeholders in the wireless industry. The Company was sold to Ingram Micro Inc. (NYSE: IM) on October 15, 2012. From March 2006 to April 2010, Mr. Levy served as a Board Member and Audit Committee Chairperson of Take Two Interactive Software, Inc. a global developer and publisher of videogames. From October 2006 to October 2103, Mr. Levy served on the Board of Directors and as Lead Director for Gilman Ciocia, Inc., which was sold to National Holdings Corporations (NHLD.OB) on October 15, 2013. Mr. Levy has also served as a board member and program chair for the New Jersey Chapter of the National Association of Corporate Directors.Mr. Levy is a Certified Public Accountant with nine years experience with the national accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton. Mr. Levy co-authored the second edition of Cashin's Handbook for Auditors, published by McGraw-Hill Book Company. Mr. Levy is a graduate of the Wharton School of the University of Pennsylvania and received his MBA from St. Joseph's University in Philadelphia.

There is no arrangement or understanding between Mr. Levy and any other person pursuant to which Mr. Levy was appointed as a director. Mr. Levy is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K and has not entered into any material plan, contract, arrangement or amendment in connection with his election to the Board.

Item 8.01           Other Events.

On March 2, 2016, the Company issued a press release announce the appointment of Mr. Levy to the Board. A copy of the press release is filed hereto as Exhibit 99.1.

Item 9.01           Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release dated March 2, 2016, issued by Takung Art Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Takung Art Co., Ltd

Date: March 2, 2016

/s/ Di Xiao
Name: Di Xiao
Title: Chief Executive Officer and Director